Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2023 FINANCIAL RESULTS

Revenue declined 6.5% (adjusted for the divested Sunflower business), despite double digit growth in oat milk and fruit snacks

Net Loss of $18.8 million, including tax expense of $8.8 million mainly due to the recognition of a full valuation allowance for deferred tax assets and $2.5 million of net expense related to the frozen fruit recall versus net earnings of $1.5 million in the prior year period

Adjusted EBITDA of $20.2 million, or 9.7% of revenue, compared to $22.3 million or 9.2% of revenue in the prior year. The second quarter of 2022 included a $2.4 million adjusted EBITDA contribution from the divested Sunflower business

Cash flow generated from operations was $15.9 million, an increase of $18.3 million versus the prior year

Full-year outlook revised to $880 - $900 million of revenue, and $87 - $91 million of Adjusted EBITDA

Minneapolis, Minnesota - August 9, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based and fruit-based foods and beverages, today announced financial results for the second quarter ended July 1, 2023.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2023 highlights:

  Revenues of $207.8 million compared to $222.2 million (excluding the divested sunflower business) in the year earlier period, or $243.5 million including sunflower.  Excluding the impact of the sunflower business, which was divested in October 2022, total revenues were down 6.5% reflecting an 8.1% decline in Plant-Based and a 4.4% decline in Fruit-Based.

  Gross profit margin was 7.9% on a reported basis. Excluding start-up and product recall costs, gross margin was 12.1%, down 230 basis points from 14.4% as 90 basis points of margin expansion in Plant-Based was more than offset by a decline in Fruit-Based margin, including a 320-basis decline for direct costs related to the frozen fruit recall.

  Loss from continuing operations, including tax expense of $8.8 million mainly due to the recognition of a full valuation allowance for deferred tax assets and $2.5 million of net expense related to the frozen fruit recall, was $18.8 million compared to earnings from continuing operations of $2.3 million in the prior year period.

  Adjusted loss¹ attributable to common shareholders was $3.0 million or $0.03 per diluted common share, compared to adjusted earnings of $3.3 million or $0.03 per diluted common share in the prior year period.

  Adjusted EBITDA¹ of $20.2 million, or 9.7% of revenues, compared to $22.3 million and 9.2% of revenues in the prior year period. The prior year period included a $2.4 million contribution from the divested Sunflower business.

"While we were certainly not pleased with the quarter, the resiliency of our model to deliver high rates of profitability despite a more challenging environment was a key takeaway from our latest results," said Joe Ennen, Chief Executive Officer.  "Due to frozen fruit customer losses, slower ramp-up of new business, and current category softness, we are tempering our outlook for 2023. Demand for our oat-based offerings remains exceptionally strong, as volume growth drove a 59% increase in oat milk sales during the second quarter. Our fruit snack business also delivered another quarter of double-digit increases.  In addition, we continue to make steady progress on our strategic growth initiatives including starting up our new ready-to-drink protein shake line in Midlothian, Texas and our capacity expansion project in Omak, Washington.    Despite the short-term results, we remain committed to our long-term growth algorithm, and are well positioned for significant growth in our plant-based segment as we leverage our operational expertise and innovation across our expanding capabilities and production capacity to Fuel the Future of Food."

Second Quarter 2023 Results

Revenues of $207.8 million for the second quarter of 2023 decreased 6.5% excluding the divested sunflower business.  This was driven by an 8.1% decline in Plant-Based Foods and Beverages, excluding sunflower, and a 4.4% decline in Fruit-Based Foods and Beverages.  The decline, including sunflower, was 14.7% compared to the second quarter of 2022.

The Plant-Based Foods and Beverages segment generated revenues of $114.5 million, a decrease of 8.1% excluding the impact of our sunflower business, which was divested in October 2022.  Including the sunflower business, the decline was 21.5% compared with the second quarter of 2022.  Pricing increased 3.2%, reflecting the wrap-around benefit of actions in 2022, partially offset by an unfavorable volume/mix, which was down 10.2%.  Volume/mix reflected lower external sales of plant-based ingredients due to increased internal demand for oat base, lower demand for almond beverages, lower sales volumes of everyday broths, and lower tea volumes due to a customer's inability to supply us with their raw material.  Partially offsetting these factors was volume growth from oat milks and creamers as well as our newly introduced 330-milliliter protein shakes.

The Fruit-Based Foods and Beverages segment generated revenues of $93.3 million, a decrease of 4.4% compared to $97.6 million in the second quarter of 2022, reflecting an unfavorable volume/mix impact of 4.5% partially offset by a 0.3% increase in pricing. The volume/mix impact was driven by lower volumes of frozen fruit, due to decreased retail consumption trends, constraints on certain fruit varieties impacting blends, and lost foodservice volumes, partially offset by increased volumes of fruit snacks and smoothie bowls.

Gross profit was $16.4 million for the second quarter, compared to $34.9 million in the prior year period, as reported.  As a percentage of revenues, gross profit margin was 7.9% compared to 14.3% in the second quarter of 2022, a decrease of 640 basis points, as reported.

Gross profit in the Plant-Based Foods and Beverages segment decreased 39.8% to $14.4 million, while gross margin decreased 380 basis points to 12.6%. Excluding the impact of start-up costs related to the new plant in Midlothian, Texas, adjusted gross margin for the Plant-Based Foods and Beverages segment was 17.5% in the second quarter of 2023, compared to 16.6% in the second quarter of 2022.  The 90-basis point increase in adjusted gross margin reflected the benefit of pricing actions taken in 2022 to combat inflationary pressures, positive margin impacts resulting from the divestiture of the lower-margin sunflower commodity business, and a mix shift in the Company's plant-based ingredient operations. These factors were partially offset by incremental depreciation of new production equipment for capital expansion projects, together with the negative impacts of higher input costs and lower production volumes and plant utilization within our plant-based operations.

Gross profit in the Fruit-Based Foods and Beverages segment was $2.0 million, compared with $11.0 million in the prior year period, and gross margin decreased 910 basis points to 2.1%. In the second quarter of 2023, we recorded a reserve for unsaleable inventory associated with the frozen fruit product recall of $3.0 million (3.2% gross margin impact) and $0.2 million of start-up costs related to a new high-speed fruit snacks packaging line. Excluding the impact of these costs, adjusted gross margin for the Fruit-Based Foods and Beverages segment was 5.6% in the second quarter of 2023, compared to 11.2% in the second quarter of 2022, a decrease of 560 basis points. The decrease reflected higher manufacturing costs, unfavorable plant utilization driven by reduced volumes, a higher mix of lower margin bulk fruit sales to right-size inventories and improve working capital efficiency, and a higher cost of inventory from Mexico due to the impact of a strengthening Mexican peso (approximately $2.4 million or 2.6% gross margin impact).

Segment operating loss¹ was $3.3 million, or 1.6% of revenues in the second quarter of 2023, compared to segment operating income of $8.1 million, or 3.3% of revenues in the second quarter of 2022. The decrease in segment operating income was driven by lower gross profit, partially offset by a favorable $2.3 million foreign exchange impact and a $4.7 million decrease in SG&A as a result of lower employee incentive compensation accruals and lower stock-based compensation expense related to timing, partially offset by higher business development costs.

Loss attributable to common shareholders for the second quarter of 2023 was $19.3 million, or $0.17 per diluted common share, compared to income of $0.7 million, or $0.01 per diluted common share, during the second quarter of 2022.  Loss attributable to common shareholders included tax expense of $8.8 million mainly due to the recognition of a full valuation allowance for deferred tax assets and $2.5 million of net expense related to the frozen fruit recall.

Adjusted loss¹ in the second quarter of 2023 was $3.0 million or $0.03 per common share, compared to adjusted earnings of $3.3 million or $0.03 per common share in the second quarter of 2022.

Adjusted EBITDA¹ was $20.2 million or 9.7% of revenue in the second quarter of 2023, compared to $22.3 million or 9.2% of revenue in the second quarter of 2022.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of July 1, 2023, SunOpta had total assets of $887.1 million and total debt of $316.1 million compared to total assets of $855.9 million and total debt of $308.5 million at year end fiscal 2022.  During the second quarter of 2023, cash provided by operating activities was $15.9 million compared to cash used in operating activities of $2.5 million during the second quarter of 2022. Investing activities of continuing operations consumed $8.1 million of cash during the second quarter of 2023 versus $34.1 million in the prior year. The year-over-year decrease reflected the completion of certain major capital projects, including the construction of our new plant-based beverage facility in Midlothian, Texas.

Frozen Fruit Recall

On June 21, 2023, we announced that our subsidiary, Sunrise Growers Inc., had issued a voluntary recall of specific frozen fruit products linked to pineapple provided by a third-party supplier due to possible contamination by Listeria monocytogenes. In July 2023, we began restocking each of the affected retail customers with replacement products produced with fruit sourced from a different supplier.

For the quarter ended July 1, 2023, we recognized net expenses of $2.5 million related to this recall, equal to the self-insured retention amount under our insurance policies, which included a reduction to revenues of $0.2 million for customer returns and a $3.0 million charge to cost of goods sold for unsaleable inventory, partially offset by estimated insurance recoveries of $0.7 million, recorded in other income. We expect to incur additional recall-related costs during the second half of 2023, which we expect will be generally covered under our insurance policies.

2023 Outlook2

For fiscal 2023, the Company revised its outlook:

($ millions)	Previous 2023 Outlook	Growth
Revenue	$1,000 - 1,050	7% - 12%
Adj. EBITDA	$97 - 103	16% - 23%

($ millions)	Revised 2023 Outlook	Growth
Revenue	$880 - 900	(6%) - (4%)
Adj. EBITDA	$87 - 91	4% - 9%

Excluding $57.9 million of revenue in 2022 related to the divested Sunflower business, expected revenue growth rates in 2023 are between 0% - 3%.

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, August 9, 2023, to discuss the second quarter financial results. After opening remarks, there will be a question-and-answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts:

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;

  Frozen fruit product recall-related costs, net of insurance recoveries;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based and fruit-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, West LifeTM and Sunrise Growers®. For more information, visit www.sunopta.com, LinkedIn and Twitter.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our adjusted outlook for 2023, our belief that we are well positioned for significant growth in our plant-based segment and our expectation that we will incur additional recall-related costs during the second half of 2023 which will be generally covered under our insurance policy. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "continue", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; the cost of the frozen fruit recall;  labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended July 1, 2023 and July 2, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	$	$	$	$

Revenues	207,809	243,531	431,689	483,704

Cost of goods sold	191,430	208,633	387,107	420,450

Gross profit	16,379	34,898	44,582	63,254

Selling, general and administrative expenses	19,573	24,304	45,003	46,514
Intangible asset amortization	2,446	2,612	4,892	5,224
Other expense (income), net	(227)	1,540	(192)	1,827
Foreign exchange gain	(2,377)	(127)	(4,588)	(599)

Earnings (loss) from continuing operations before the following	(3,036)	6,569	(533)	10,288

Interest expense, net	6,969	3,132	12,781	5,662

Earnings (loss) from continuing operations before income taxes	(10,005)	3,437	(13,314)	4,626

Income tax expense	8,833	1,152	4,147	1,339

Earnings (loss) from continuing operations	(18,838)	2,285	(17,461)	3,287
Earnings (loss) from discontinued operations	-	(814)	-	2,752
Net earnings (loss)	(18,838)	1,471	(17,461)	6,039

Dividends and accretion on preferred stock	(422)	(760)	(1,126)	(1,515)

Earnings (loss) attributable to common shareholders	(19,260)	711	(18,587)	4,524

Basic and diluted earnings (loss) per share
Earnings (loss) from continuing operations	(0.17)	0.01	(0.16)	0.02
Earnings (loss) from discontinued operations	-	(0.01)	-	0.03
Earnings (loss) attributable to common shareholders(1)	(0.17)	0.01	(0.16)	0.04

Weighted-average common shares outstanding (000s)
Basic	115,471	107,622	112,743	107,510
Diluted	115,471	108,667	112,743	108,495

(1) The sum of individual per share amounts may not add due to rounding.

SunOpta Inc.
Consolidated Balance Sheets
As at July 1, 2023 and December 31, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	July 1, 2023	December 31, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	981	679
Accounts receivable	72,776	74,903
Inventories	220,752	207,047
Prepaid expenses and other current assets	15,734	15,688
Income taxes recoverable	4,133	4,040
Total current assets	314,376	302,357

Property, plant and equipment, net	342,679	322,391
Operating lease right-of-use assets	90,454	82,564
Intangible assets, net	130,754	135,646
Goodwill	3,998	3,998
Deferred income taxes	-	3,712
Other assets	4,864	5,184

Total assets	887,125	855,852

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	124,826	108,511
Notes payable	19,727	-
Income taxes payable	180	957
Current portion of long-term debt	45,394	38,491
Current portion of operating lease liabilities	14,231	13,074
Total current liabilities	204,358	161,033

Long-term debt	270,717	269,993
Operating lease liabilities	85,427	77,557
Deferred income taxes	266	-
Total liabilities	560,768	508,583

Series B-1 preferred stock	14,264	28,062

SHAREHOLDERS' EQUITY
Common shares	462,290	440,348
Additional paid-in capital	22,715	33,184
Accumulated deficit	(174,275)	(155,688)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	312,093	319,207

Total liabilities and shareholders' equity	887,125	855,852

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended July 1, 2023 and July 2, 2022
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	(18,838)	1,471	(17,461)	6,039
Earnings (loss) from discontinued operations	-	(814)	-	2,752
Earnings (loss) from continuing operations	(18,838)	2,285	(17,461)	3,287
Items not affecting cash:
Depreciation and amortization	10,787	9,372	20,785	18,785
Amortization of debt issuance costs	388	396	795	771
Deferred income taxes	8,828	2,341	3,978	2,163
Stock-based compensation	2,029	3,970	5,921	5,599
Other	(97)	1,634	506	1,745
Changes in operating assets and liabilities	12,781	(22,452)	5,221	(19,261)
Net cash provided by (used in) operating activities of continuing operations	15,878	(2,454)	19,745	13,089
Investing activities
Additions to property, plant and equipment	(8,057)	(37,038)	(33,899)	(62,760)
Proceeds from sale of sunflower business	-	-	385	-
Proceeds from sale of property, plant and equipment	-	2,978	-	4,182
Net cash used in investing activities of continuing operations	(8,057)	(34,060)	(33,514)	(58,578)
Net cash used in investing activities of discontinued operations	-	(6,324)	-	(6,324)
Net cash used in investing activities of continuing operations	(8,057)	(40,384)	(33,514)	(64,902)
Financing activities
Increase (decrease) in borrowings under revolving credit facilities	(3,112)	31,067	5,700	20,762
Borrowings of long-term debt	640	18,206	19,333	41,103
Repayment of long-term debt	(10,964)	(5,174)	(21,012)	(7,569)
Proceeds from notes payable	24,433	-	35,095	-
Repayment of notes payable	(9,935)	-	(15,368)	-
Proceeds from the exercise of stock options and employee share purchases	287	341	576	591
Payment of withholding taxes on stock-based awards	(8,758)	(882)	(9,007)	(971)
Payment of cash dividends on preferred stock	(305)	(609)	(1,123)	(1,218)
Payment of share issuance costs	(36)	-	(123)	-
Payment of debt issuance costs	-	(53)	-	(559)
Net cash provided by (used in) financing activities of continuing operations	(7,750)	42,896	14,071	52,139
Increase in cash and cash equivalents in the period	71	58	302	326
Cash and cash equivalent, beginning of the period	910	495	679	227
Cash and cash equivalents, end of the period	981	553	981	553

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended July 1, 2023 and July 2, 2022
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	114,492	145,912	243,842	281,423
Fruit-Based Foods and Beverages	93,317	97,619	187,847	202,281
Total segment revenues from external customers	207,809	243,531	431,689	483,704

Segment gross profit:
Plant-Based Foods and Beverages	14,405	23,940	34,570	44,285
Fruit-Based Foods and Beverages	1,974	10,958	10,012	18,969
Total segment gross profit	16,379	34,898	44,582	63,254

Segment operating income (loss):
Plant-Based Foods and Beverages	1,903	12,196	10,180	20,657
Fruit-Based Foods and Beverages	(4,278)	3,211	(2,493)	3,995
Corporate Services	(888)	(7,298)	(8,412)	(12,537)
Total segment operating income (loss)	(3,263)	8,109	(725)	12,115

Segment gross profit percentage:
Plant-Based Foods and Beverages	12.6%	16.4%	14.2%	15.7%
Fruit-Based Foods and Beverages	2.1%	11.2%	5.3%	9.4%
Total segment gross profit percentage	7.9%	14.3%	10.3%	13.1%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	1.7%	8.4%	4.2%	7.3%
Fruit-Based Foods and Beverages	-4.6%	3.3%	-1.3%	2.0%
Total segment operating income (loss) percentage	-1.6%	3.3%	-0.2%	2.5%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income/loss, adjusted earnings/loss and adjusted earnings/loss before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income/loss, adjusted earnings/loss and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income/loss, adjusted earnings/loss and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 1, 2023		July 2, 2022
		Per Share		Per Share
For the quarter ended	$	$	$	$
Earnings (loss) from continuing operations	(18,838)		2,285
Dividends and accretion on preferred stock	(422)		(760)
Earnings (loss) from continuing operations attributable to common shareholders
shareholders	(19,260)	(0.17)	1,525	0.01
Adjusted for:
Start-up costs(a)	6,697		281
Product recall costs, net of insurance recoveries(b)	2,500		-
Business development costs(c)	731		616
Facility closure costs(d)	-		1,287
Other(e)	443		253
Net income tax on adjusting items(f)	1,873		(640)
Change in valuation allowance for deferred tax assets(g)	3,978		-
Adjusted earnings (loss)	(3,038)	(0.03)	3,322	0.03

(a) For the second quarter of 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, the start-up of a new high-speed packaging line at our fruit snacks facility in Omak, Washington, and professional fees related to productivity initiatives within our plant-based beverage operations, which were recorded in cost of goods sold ($5.8 million) and SG&A expenses ($0.9 million). For the second quarter of 2022, start-up costs included the hiring and training of new employees for the Midlothian facility, which were recorded in cost of goods sold ($0.2 million) and SG&A expenses ($0.1 million).

(b) Reflects estimated costs related to the frozen fruit product recall in the second quarter of 2023, which were recorded as a reduction to revenues ($0.2 million) for customer returns and as an addition to cost of goods sold ($3.0 million) for unsaleable inventory. These costs are reflected in the table above net of estimated insurance recoveries of $0.7 million, which were recorded in other income.

(c) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. These costs were recorded in SG&A expenses.

(d) For the second quarter of 2022, facility closure costs mainly related to the relocation of certain equipment from our former Oxnard, California, frozen fruit processing facility to our Mexican facility, which were recorded in other expense.

(e) For the second quarters of 2023 and 2022, other mainly reflects reserves for the settlement of certain legal and contractual matters.

(f) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.

(g) Reflects an increase to the valuation allowance for U.S. deferred tax assets that originated prior to fiscal 2023, based on an assessment of the future realizability of the related tax benefits.

	July 1, 2023		July 2, 2022
		Per Share		Per Share
For the two quarters ended	$	$	$	$
Earnings (loss) from continuing operations	(17,461)		3,287
Dividends and accretion on preferred stock	(1,126)		(1,515)
Earnings (loss) from continuing operations attributable to common
shareholders	(18,587)	(0.16)	1,772	0.02
Adjusted for:
Start-up costs(a)	13,122		721
Product recall costs, net of insurance recoveries(b)	2,500		-
Business development costs(c)	1,462		799
Facility closure costs(d)	-		1,287
Other(e)	478		540
Net income tax on adjusting items(f)	-		(879)
Change in valuation allowance for deferred tax assets(g)	3,978		-
Adjusted earnings	2,953	0.03	4,240	0.04

(a) For the first two quarters of 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, the start-up of a new high-speed packaging line at our fruit snacks facility in Omak, Washington, and professional fees related to productivity initiatives within our plant-based beverage operations, which were recorded in cost of goods sold ($11.6 million) and SG&A expenses ($1.5 million). For the first two quarters of 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, and the integration of the Dream and West Life brands, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($0.1 million).

(b) Reflects estimated costs related to the frozen fruit product recall in the second quarter of 2023, which were recorded as a reduction to revenues ($0.2 million) for customer returns and as an addition to cost of goods sold ($3.0 million) for unsaleable inventory. These costs are reflected in the table above net of estimated insurance recoveries of $0.7 million, which were recorded in other income.

(c) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. These costs were recorded in SG&A expenses. For the first two quarters of 2022, facility closure costs mainly related to the relocation of certain equipment from our former Oxnard, California, frozen fruit processing facility to our Mexican facility, which were recorded in other expense.

(d) For the first two quarters of 2022, facility closure costs mainly related to the relocation of certain equipment from our former Oxnard, California, frozen fruit processing facility to our Mexican facility, which were recorded in other expense.

(e) For the first two quarters of 2023 and 2022, other mainly reflects reserves for the settlement of certain legal and contractual matters.

(f) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.

(g) Reflects an increase to the valuation allowance for U.S. deferred tax assets that originated prior to fiscal 2023, based on an assessment of the future realizability of the related tax benefits.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as earnings/loss from continuing operations before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 1, 2023	July 2, 2022
For the quarter ended	$	$
Earnings (loss) from continuing operations	(18,838)	2,285
Income tax expense	8,833	1,152
Interest expense, net	6,969	3,132
Other expense (income), net	(227)	1,540
Total segment operating income (loss)	(3,263)	8,109
Depreciation and amortization	10,787	9,372
Stock-based compensation	2,029	3,970
Start-up costs(a)	6,697	281
Product recall costs(b)	3,170	-
Business development costs(c)	731	616
Adjusted EBITDA	20,151	22,348

(a) Refer to footnote (a) in the second quarter tabular presentation of adjusted earnings (loss) above.

(b) Reflects estimated costs related to the frozen fruit product recall in the second quarter of 2023, which were recorded as a reduction to revenues ($0.2 million) and an addition to cost of goods sold ($3.0 million).

(c) Refer to footnote (c) in the second quarter tabular presentation of adjusted earnings (loss) above.

	July 1, 2023	July 2, 2022
For the two quarters ended	$	$
Earnings (loss) from continuing operations	(17,461)	3,287
Income tax expense	4,147	1,339
Interest expense, net	12,781	5,662
Other expense (income), net	(192)	1,827
Total segment operating income (loss)	(725)	12,115
Depreciation and amortization	20,785	18,785
Stock-based compensation	5,921	5,599
Start-up costs(a)	13,122	721
Product recall costs(b)	3,170	-
Business development costs(c)	1,462	799
Adjusted EBITDA	43,735	38,019

(a) Refer to footnote (a) in the first two quarters tabular presentation of adjusted earnings above.

(b) Reflects estimated costs related to the recall of specific frozen fruit products in the second quarter of 2023, which were recorded as a reduction to revenues ($0.2 million) and an addition to cost of goods sold ($3.0 million).

(c) Refer to footnote (c) in the first two quarters tabular presentation of adjusted earnings above.

Adjusted Revenues

The following table presents adjusted revenues by segment and consolidated, together with a reconciliation from reported revenues. Adjusted revenues excludes revenues of the Company's former sunflower business, which was divested in October 2022.

	For the quarter ended			For the two quarters ended
		Divested			Divested
	Reported	Sunflower	Adjusted	Reported	Sunflower	Adjusted
	Revenues	Business	Revenues	Revenues	Business	Revenues
	$	$	$	$	$	$
July 1, 2023
Plant-Based Foods and Beverages	114,492	-	114,492	243,842	-	243,842
Fruit-Based Foods and Beverages	93,317	-	93,317	187,847	-	187,847
Consolidated	207,809	-	207,809	431,689	-	431,689

July 2, 2022
Plant-Based Foods and Beverages	145,912	(21,302)	124,610	281,423	(38,465)	242,958
Fruit-Based Foods and Beverages	97,619	-	97,619	202,281	-	202,281
Consolidated	243,531	(21,302)	222,229	483,704	(38,465)	445,239

Change $
Plant-Based Foods and Beverages	(31,420)	21,302	(10,118)	(37,581)	38,465	884
Fruit-Based Foods and Beverages	(4,302)	-	(4,302)	(14,434)	-	(14,434)
Consolidated	(35,722)	21,302	(14,420)	(52,015)	38,465	(13,550)

Change %
Plant-Based Foods and Beverages	-21.5%	-100.0%	-8.1%	-13.4%	-100.0%	0.4%
Fruit-Based Foods and Beverages	-4.4%	-	-4.4%	-7.1%	-	-7.1%
Consolidated	-14.7%	-100.0%	-6.5%	-10.8%	-100.0%	-3.0%